Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 13, 2025, with respect to the consolidated financial statements of Kingtitan Technology Limited, for the year ended March 31, 2024 in this Registration Statement Amendment No.1 to Form F-1 of Kingtitan Technology Limited filed with the Securities and Exchange Commission.

/s/ HTL International, LLC

Houston, Texas

June 13, 2025